As filed with the Securities and Exchange Commission on October 28, 2020
Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
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VERA BRADLEY, INC.
(Exact name of registrant as specified in its charter)

Indiana (State or other jurisdiction of incorporation or organization)	27-2935063 (I.R.S. Employer Identification No.)

12420 Stonebridge Road,
Roanoke, Indiana 46783
(Address of Principal Executive Offices) (Zip Code)

Vera Bradley, Inc. 2020 Equity and Incentive Plan
(Full title of the plan)

John Enwright
Chief Financial Officer
Vera Bradley, Inc.
12420 Stonebridge Road,
Roanoke, Indiana 46783
(877) 708-8372
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Stephen J. Hackman, Esq.
Ice Miller LLP
One American Square, Suite 2900
Indianapolis, Indiana 46282-0200
(317) 236-2289

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer 	Accelerated filer ☒
Non-accelerated filer 	Smaller reporting company 
Emerging growth company 

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. 

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price per Share (3)(4)	Proposed Maximum Aggregate Offering Price (3)(4)	Amount of Registration Fee (4)
Common Stock	3,000,000 shares	$7.22	$21,660,000	$2,363.11

(1)	Represents 3,000,000 shares issuable under the Vera Bradley, Inc. 2020 Equity and Incentive Plan.

(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement is deemed to include additional shares issuable under the terms of the Plan to prevent dilution resulting from any future stock split, stock dividend or similar transaction.

(3)	Estimated solely for the purpose of calculating the registration fee.

(4)	Calculated pursuant to Rule 457(c) and (h). Accordingly, the price per share of the common stock offered hereunder pursuant to the Plan is based on 3,000,000 shares reserved for issuance under the Plan at a price per share of $7.22, which is the average of the highest and lowest selling prices for the shares on NASDAQ on October 21, 2020.

This Registration Statement on Form S-8 (the “Registration Statement”) of Vera Bradley, Inc. (the “Company” or the “Registrant” or “we” or “our”) is being filed to register under the Securities Act 3,000,000 shares of the Company’s common stock (the “Common Stock”) issuable under the Vera Bradley, Inc. 2020 Equity and Incentive Plan (the “Plan”).

Part I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The information called for by Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 of the Securities Act of 1933, as amended (the "Securities Act") and the instructions to Form S-8. In accordance with the rules and regulations of the Securities and Exchange Commission (the "Commission") and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

Part II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

We incorporate by reference (excluding any information and exhibits furnished pursuant to Items 2.02 or 7.01 of any report on Form 8-K or that is otherwise furnished and not filed pursuant to the rules of the Commission) the documents listed below and any future filings made with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold:

•	Our Annual Report on Form 10-K for the fiscal year ended February 1, 2020, filed with the Commission on March 31, 2020;
•	The information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended February 1, 2020 from our definitive proxy statement on Schedule 14A, as filed with the Commission on April 30, 2020;
•	Our Quarterly Reports on Form 10-Q for the quarterly periods ended May 2, 2020 and August 1, 2020, filed with the Commission June 10, 2020 and September 9, 2020, respectively;
•	Our Current Reports on Form 8-K filed with the Commission on April 30, 2020 and June 4, 2020, respectively; and
•	The description of our common stock contained in our Registration Statement on Form 8-A filed with the Commission on October 19, 2010 pursuant to Section 12(b) of the Exchange Act, including any subsequent amendment or any report filed for the purpose of updating such description.

Item 4.    Description of Securities.
Not applicable.
Item 5.    Interests of Named Experts and Counsel.
Not applicable.

Item 6.    Indemnification of Directors and Officers.

Indiana Business Corporation Law

Chapter 37 of the Indiana Business Corporation Law (as amended from time to time, the “IBCL”) authorizes every Indiana corporation to indemnify its officers and directors under certain circumstances against liability incurred in connection with proceedings to which the officers or directors are made a party by reason of their relationship to the corporation. Officers and directors may be indemnified where their conduct was in good faith, and, in the case of official action, they reasonably believed the conduct was in the corporation’s best interests, and in all other cases, they reasonably believed their conduct was at least not opposed to the best interests of the corporation, and in the case of criminal proceedings either they had reasonable cause to believe the conduct was lawful or they had no reasonable cause to believe the conduct was unlawful. Chapter 37 also requires every Indiana corporation to indemnify any of its officers or directors (unless limited by the articles of incorporation of the corporation) who were wholly successful, on the merits or otherwise, in the defense of any such proceeding against reasonable expenses incurred in connection with the proceeding. A corporation may also, under certain circumstances, pay for or reimburse the reasonable expenses incurred by an officer or director who is a party to a proceeding in advance of final disposition of the proceeding. Chapter 37 states that the indemnification provided for therein is not exclusive of any other rights to which a person may be entitled under the articles of incorporation, bylaws or resolutions of the board of directors or shareholders.

The Company’s second amended and restated articles of incorporation and amended and restated bylaws provide for indemnification, to the fullest extent permitted by the IBCL, of the Company’s directors, officers and employees against liability and reasonable expenses that may be incurred by them in connection with proceedings in which they are made a party by reason of their relationship to the Company.

Indemnification Agreements

The Company has entered into indemnification agreements with each of its directors and executive officers that may be broader than the specific indemnification provisions contained in the IBCL. These indemnification agreements may require the Company, among other things, to indemnify its directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements may also require the Company to advance all expenses incurred by the directors or executive officers in investigating or defending any such action, suit or proceeding. However, an individual will not receive indemnification for judgments, settlements or expenses if he or she is found liable to the Company (except to the extent the court determines he or she is fairly and reasonably entitled to indemnity for expenses that the court shall deem proper).

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following documents are included as part of this Registration Statement.

Exhibit Number	Description

4.1	Specimen Common Stock Certificate (Incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-1, Registration No. 333-167934)
4.2	Second Amended and Restated Articles of Incorporation (Incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-1, Registration No. 333-167934)
4.3	Amended and Restated Bylaws (Incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed March 6, 2019)
4.4	Vera Bradley, Inc. 2020 Equity and Incentive Plan (incorporated by reference to Appendix A to the registrant’s Definitive Proxy Statement filed April 30, 2020)
5.1*	Opinion of Ice Miller LLP
23.1*	Consent of Deloitte & Touche LLP
23.3	Consent of Ice Miller LLP (contained in Exhibit 5.1 hereto)
24.1	Powers of Attorney (contained in the signature pages to this Registration Statement)

* Filed herewith

Item 9.    Undertakings.
A. The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) to include any prospectus required by section 10(a)(3) of the Securities Act;
(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and
(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
B. The undersigned Registrant undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Roanoke, Indiana, on the 28th day of October, 2020.

VERA BRADLEY, INC.
By:	/s/ John Enwright
John Enwright Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Robert Wallstrom, John Enwright and Mark Dely, and each of them, each with full power to act without the other, his/her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution for him/her and in his/her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto each of said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he/she might or could do in person hereby ratifying and confirming that each of said attorneys-in-fact and agents or his/her substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.
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Signature	Capacity	Date
/s/ Robert Wallstrom
Robert Wallstrom	President and Chief Executive Officer, Director (Principal Executive Officer)	October 28, 2020
/s/ John Enwright
John Enwright	Vice President of Finance and Chief Financial Officer (Principal Financial and Accounting Officer)	October 28, 2020
/s/ Barbara Bradley Baekgaard
Barbara Bradley Baekgaard	Director	October 28, 2020

/s/ Kristina Cashman
Kristina Cashman	Director	October 28, 2020

/s/ Robert J. Hall
Robert J. Hall	Director	October 28, 2020

/s/ Mary Lou Kelley
Mary Lou Kelley	Director	October 28, 2020

/s/ John E. Kyees
John E. Kyees	Director	October 28, 2020

/s/ P. Michael Miller
P. Michael Miller	Director	October 28, 2020

/s/ Frances P. Philip
Frances P. Philip	Director	October 28, 2020

/s/ Carrie M. Tharp
Carrie M. Tharp	Director	October 28, 2020

/s/ Edward M. Schmults
Edward M. Schmults	Director	October 28, 2020

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